Exhibit (a)(2)(OO)

NOVAGOLD SHAREHOLDERS

For Barrick...

Buying NovaGold shares at
us$16 per share is a

good investment.

But getting control of NovaGold
for us$16 per share would be

a steal.

•       NovaGold has world-class, strategically valuable assets, growing resources, a history of exceptional shareholder returns, and the potential for increased valuation as its projects move towards production.

•       NovaGold has the operating expertise and financial strength to bring its projects into production. It does not need or want “help” from Barrick.

•       Given the inherent value of NovaGold, it’s no wonder Barrick will take any shares it can get at us$16. But that’s less than the recent market price and less than the share price high before the bid. And it means there is no premium in the offer.

•       The NovaGold Board advises shareholders that the Barrick bid does not provide full value for the Company and recommends that shareholders do not tender their shares to the offer. Shares that have been tendered can – and should – be withdrawn. Major shareholders have indicated they will not tender to a us$16 per share bid.

Reject the undervalued Barrick bid.

Do NOT tender your shares. Withdraw any tendered shares.

More Information and Where to Find It

On October 30, 2006, based on the recommendation of the Special Committee, NovaGold’s Board of Directors unanimously recommended that shareholders reject the hostile offer from Barrick Gold Corporation to acquire all of the outstanding shares of NovaGold for US$16.00 per share in cash and approved a Notice of Change, dated October 30, 2006, to its Directors’ Circular, dated August 14, 2006, containing its recommendation to NovaGold shareholders. Shareholders are urged to read the Directors’ Circular and the related Solicitation/Recommendation Statement on Schedule 14D-9 and amendments thereto, the Notices of Change to the Directors’ Circular dated August 24, 2006 and October 30, 2006, together with any additional amendments when they become available, because they contain important information. The Directors’ Circular and Solicitation/Recommendation Statement and amendments thereto have been filed with the U.S. Securities and Exchange Commission (the “SEC”) and are available free of charge on the SEC’s website at www.sec.gov. The Directors’ Circular and Solicitation/Recommendation Statement and amendments thereto are also available on SEDAR’s website at www.sedar.com. In addition, these materials may be obtained free of charge from NovaGold by directing a request to NovaGold’s corporate secretary at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada V6C 1S4, telephone (604) 669-6227. Other reports filed by or furnished to the SEC or SEDAR by NovaGold may also be obtained free of charge at www.sec.gov, www.sedar.com or from NovaGold’s corporate secretary. More information is available online at: www.novagold.net or by e-mail at: info@novagold.net.

Cautionary Note Regarding Forward-Looking Statements

This notice includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding future developments in Barrick’s tender offer for all of the outstanding shares of NovaGold’s capital stock; future advancements of NovaGold’s projects, production and other milestones; and NovaGold’s future operating or financial performance and future share prices, are forward-looking statements. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaGold’s expectations include uncertainties involved in litigation, including litigation and disputes concerning Barrick and the Donlin Creek property, Pioneer Metals Corporation and the Galore Creek property; uncertainties arising out of Barrick’s management of the Donlin Creek property and disagreements with Barrick with respect thereto; uncertainties about the conduct of Barrick’s tender offer, including any future modifications to the terms of Barrick’s tender offer; fluctuations in gold, copper and other commodity prices and currency exchange rates; uncertainties relating to interpretation of drill results and the geology, continuity and grade of mineral deposits; uncertainty of estimates of capital and operating costs, recovery rates, production estimates and estimated economic return; the need for cooperation of government agencies and native groups in the exploration and development of properties and the need to obtain permits in a timely manner; the need to obtain additional financing to develop properties; the possibility of delay in exploration or development programs or in construction projects and uncertainty of meeting anticipated program milestones; and other risks and uncertainties disclosed under the heading “Caution Regarding Forward-Looking Statements” in NovaGold’s Directors’ Circular and Notice of Change to the Directors’ Circular and under the heading “Risk Factors” and elsewhere in NovaGold’s Annual Information Form for the year ended November 30, 2005, filed with the Canadian securities regulatory authorities, and NovaGold’s annual report on Form 40-F filed with the United States Securities and Exchange Commission.